UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person

   Schimmoeller Gerald M.
   c/o Genta Incorporated
   99 Hayde Avenue, Suite 200
   Lexinton Massachusetts 02421

2. Issuer Name and Ticker or Trading Symbol

   Genta Incorporated "GNTA"

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   February/2000

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

   Vice President and Chief Financial Officer

7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock, par value    |2/9/  |    | |                  |   |           |                   |      |                           |
$.001                      |00    | X  | |    4,000         | A |   $2.375  |    325,500        |  D   |                           |
___________________________________________________________________________________________________________________________________|
Common Stock, par value    |2/9/  |    | |                  |   |           |                   |      |                           |
$.001                      |00    | X  | |    2,000         | A |   $2.375  |    325,500        |  D   |                           |
___________________________________________________________________________________________________________________________________|
Common Stock, par value    |2/9/  |    | |                  |   |           |                   |      |                           |
$.001                      |00    | X  | |    5,000         | A |   $2.375  |    325,500        |  D   |                           |
___________________________________________________________________________________________________________________________________|
Common Stock, par value    |2/9/  |    | |                  |   |           |                   |      |                           |
$.001                      |00    | S  | |    4,000         | D |   $9.625  |    325,500        |  D   |                           |
___________________________________________________________________________________________________________________________________|
Common Stock, par value    |2/9/  |    | |                  |   |           |                   |      |                           |
$.001                      |00    | S  | |    2,000         | D |   $9.50   |    325,500        |  D   |                           |
___________________________________________________________________________________________________________________________________|
Common Stock, par value    |2/9/  |    | |                  |   |           |                   |      |                           |
$.001                      |00    | S  | |    5,000         | D |   $9.375  |    325,500        |  D   |                           |
___________________________________________________________________________________________________________________________________|
Common Stock, par value    |2/9/  |    | |                  |   |           |                   |      |                           |
$.001                      |00    | X  | |   14,000         | A |   $2.375  |    325,500        |  D   |                           |
___________________________________________________________________________________________________________________________________|
Common Stock, par value    |2/9/  |    | |                  |   |           |                   |      |                           |
$.001                      |00    | S  | |   14,000         | D |   $9.251  |    325,500        |  D   |                           |
___________________________________________________________________________________________________________________________________|
Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

*If the Form is  filed  by more  than one  Reporting  Person,  see  Instructions
4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)

                                  Page 1 of 2


Form 4 (continued)


 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned
 (e.g., puts, calls, warrants, options, convertible securities)
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Option to acquire     |$2.375  |2/9  | X  | |  4,000    | D |2/1/ |2/1/ |Common      | 4,000 |       | 325,500    |D  |            |
Common Stock          |        |/00  |    | |           |   |99   |09   |Stock       |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |Par         |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |value       |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |$.001       |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option to acquire     |$2.375  |2/9  | X  | |  2,000    | D |2/1/ |2/1/ |Common      | 2,000 |       | 325,500    |D  |            |
Common Stock          |        |/00  |    | |           |   |99   |09   |Stock       |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |Par         |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |value       |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |$.001       |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option to acquire     |$2.375  |2/9  | X  | |  5,000    | D |2/1/ |2/1/ |Common      | 5,000 |       | 325,500    |D  |            |
Common Stock          |        |/00  |    | |           |   |99   |09   |Stock       |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |Par         |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |value       |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |$.001       |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option to acquire     |$2.375  |2/9  | X  | |  14,000   | D |2/1/ |2/1/ |Common      |14,000 |       | 325,500    |D  |            |
Common Stock          |        |/00  |    | |           |   |99   |09   |Stock       |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |par         |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |value       |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |$.001       |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:

/s/ Gerald M. Schimmoeller                              March 10, 2000
------------------------------------                    --------------
Gerald M. Schimmoeller                                      Date
** SIGNATURE  OF  REPORTING  PERSON


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



                                                                          Page 2